SECOND AMENDMENT TO EMPLOYMENT AGREEMENT
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         This Second Amendment to Employment  Agreement is made this 31st day of
January, 2000, by and between WINTRUST FINANCIAL CORPORATION ("Wintrust"), an Illinois banking company and EDWARD J. WEHMER, an individual resident in the State of Illinois ("Executive").

                                WITNESSETH THAT:

         WHEREAS, Wintrust and Executive have previously entered into an Employment Agreement, dated the 22nd day of December, 1998, which was amended by the First Amendment to Employment Agreement dated May 22, 1999 (the "Employment Agreement"); and ;

         WHEREAS, concurrently with the execution of this Second Amendment, Wintrust, in consideration of the outstanding efforts of the Executive on behalf of Wintrust, has entered into a secured loan transaction (the "Loan") with Executive and, in consideration of the Executive's continued employment with Wintrust, the parties hereto desire to amend the Employment Agreement to provide for additional consideration payable to Executive relating to the Loan.

         NOW, THEREFORE, the Employment Agreement is amended as follows:

         1. Section 2 of the Employment Agreement is amended by the inclusion of the following sentences at the end of said section:

                  "In addition to the foregoing, during the term of this Employment Agreement, Wintrust shall pay Executive a special annual bonus in a gross amount equal to the annual accrued interest on that certain Note made by Executive dated January 31, 2000 and payable to Wintrust in the principal amount of $1,200,000.00 (the "Note"). This special bonus shall be deemed paid to the Executive one business day prior to each anniversary of the date of the Note, including the due date of the Note. This bonus shall apply only to interest accruing on the Note prior to the due date of the principal balance of the Note, including any accelerated maturity of the principal of the Note. The bonus shall be subject to applicable employment withholding taxes." This special bonus shall be considered part of Executive's aggregate benefits.

         2. Section 9(d) of the Employment Agreement is amended to read as follows:


           d.     Termination Without Cause. In the event Executive's employment
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                  is  terminated  without  Cause  (as such  term is  defined  in
                  Section  9(h)   hereof)  by  Wintrust   other  than  upon  the
                  expiration of the initial term or the expiration of any succeeding one (1) year term of this Agreement,


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                  Wintrust shall pay Executive (a) a special  severance  payment equal to all accrued interest then due and owing on the Note, and (b) Severance Pay in an amount equal to two (2) times the sum of (i) Executive's base annual salary in effect at the time of Executive's termination plus (ii) an amount equal to any bonuses paid to Executive during the twelve (12) month period prior to termination (excluding, however the special bonus described in the last four sentences of Section 2 hereof). Severance Pay under this Section 9(d) shall be paid to the Executive ratably over a twenty-four (24) month period
                  beginning  on  the  first  payroll   period   following   such
                  termination and on each payroll period thereafter during the twenty-four (24) month Severance Pay period. The amount of Severance Pay under this Section 9(d) shall be reduced by any
                  income  earned  by   Executive,   whether  paid  to  Executive
                  immediately or deferred until a later date, during the twenty-four (24) month Severance Pay period from employment or any sort, including without limitation full, part time or temporary employment or work as an independent contractor or as a consultant. Executive agrees to promptly notify Wintrust if he obtains employment of any sort during the twenty-four
                  (24) month Severance Pay period and to provide Wintrust with a copy of any W-2 or 1099 forms or other payroll or income records and a summary of contributions received under any
                  deferred   compensation   arrangement.   Notwithstanding   the
                  foregoing,  Executive's  Severance  Pay to be paid  under this
                  Section 9(d) shall be not less than an amount to provide Executive with a monthly payment of $4,166.67 during the twenty-four (24) month Severance Pay period. All severance payments provided for in this Section 9(d) shall be net of all applicable employment withholding taxes.

         3. Section 9 of the Employment Agreement is further amended by the addition of the following new Subsection l to read as follows:

             "l. Notwithstanding any other provision of this Section 9, in the event that within eighteen (18) months of a Change of Control of Wintrust, Executive terminates employment with the Company for any reason or Executive is terminated by Wintrust (or the successor thereto) from employment for any reason other than termination for Cause, and any amount remains outstanding on the Note, Wintrust (or the successor thereto) shall pay to Executive, as a special severance payment, a gross amount equal to all accumulated interest then owing on the Note. The Company shall pay apply this severance payment (net of all applicable withholding taxes) to the outstanding amount of interest then due and owing on the Note. This special severance payment shall be an addition to the severance payment due Executive under Section

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             9(f) hereof,  but will be  excluded for the purpose of  calculating the severance payments due to Executive under Section 9(f) hereof. Such amount will be deemed paid to Executive on the date that the
             principal  amount  of  Note  becomes  payable  as  the   result  of
             Executive's termination of employment. Wintrust (or the successor thereto) shall have no obligation to make additional severance payments under this Section 9(l) to Executive with respect to any post-maturity interest accruing on the Note arising as the result of the failure of Executive to pay the principal amount of the Note when due and payable. The parties hereto agree that this
             special   severance   payment   obligation  of   Wintrust  (or  its
             successor) shall not relieve Executive from its obligations to pay all accumulated interest and principal on the Note in accordance with its terms."

         4. Section 9 of the Employment Agreement is further amended by the addition of the following new Subsection (m) to read as follows:

             "m. Wintrust reserves the right (but not the obligation) to maintain key man life insurance or other insurance on the life of the Executive in the principal amount of the Note, it being understood that such insurance shall be the property of Wintrust. If Executive should die while any principal balance remains due and owing on the Note, Wintrust shall apply the proceeds from such key man life insurance policy to the principal balance outstanding on the Note. Wintrust reserves the right to cancel, amend or modify any such key man life insurance policy."

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Second Amendment to Employment Agreement as of the dates written below.

WINTRUST FINANCIAL CORPORATION:             EXECUTIVE:



By: /s/ David A. Dykstra                     /s/ Edward J. Wehmer
   ---------------------------------        ----------------------------------
                                                 Edward J. Wehmer
Its: Executive Vice President
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Dated:  1/31/2000                             Dated:  1/31/2000
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